                                                                    EXHIBIT 10.9


                                    AGREEMENT



       THIS AGREEMENT ("AGREEMENT") is effective as of August 31, 1999 (the "EFFECTIVE DATE") by and between Monolithic System Technology, Inc., a corporation organized and existing under the laws of the State of California, and having a principal place of business at 1020 Stewart Drive, Sunnyvale, California, 94086, United States of America (which may be referred to in this Agreement as either "MOSYS, INC." or "MOSYS"), and Nintendo Co., Ltd, a corporation organized and existing under the laws of Japan, and having a principal place of business at 60 Fukuine Kamitakamatsu-cho, Higashiyama-ku, Kyoto 605-8660, Japan ("NINTENDO") (each a "PARTY;" together the "PARTIES").

                                   BACKGROUND

       WHEREAS, Nintendo is developing a proprietary product which is currently code-named "Dolphin", and MoSys is a fab-less semiconductor memory technology company that has developed and is developing certain proprietary technology involving semiconductor memories;

       WHEREAS, Nintendo desires to obtain under license certain memory integrated circuit products that use 1T-SRAM memory technology of MoSys to incorporate into the Dolphin Product, and MoSys desires to enable Nintendo as a preferred customer and other third parties working on Dolphin to obtain such integrated circuit products from certain third party integrated circuit manufacturers;

       WHEREAS, MoSys is in confidential discussions with such manufacturers regarding the possible development, manufacture and sale of such integrated circuit products, but no definitive agreements have been reached and the integrated circuit products have not been developed; and

       WHEREAS, MoSys and Nintendo desire to enter into an agreement on the terms and conditions set forth below to develop Prototype 1T-SRAM Memories and establish fees to be paid directly by Nintendo to MoSys for integrated circuit products in the event they become available and are purchased by Nintendo.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

SECTION 1.    DEFINITIONS

         For purposes of this Agreement the following terms shall have the meanings set forth below:


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       1.1    "AUTHORIZED MANUFACTURER" means a third party in the regular business of manufacturing integrated circuit devices who is listed in the attached EXHIBIT A and is expressly authorized by MoSys in a Manufacturer Agreement to manufacture and sell a High Density 1T-SRAM Memory.

       1.2 "DOLPHIN PRODUCT" means the next generation video game platform currently being developed by Nintendo and referred to as the "Dolphin" product, as such product is modified, developed and ultimately released by Nintendo. This Agreement shall be amended to identify such product by its actual commercial name when available if requested by either Party.

       1.3    "FEES" means all amounts payable to MoSys under this Agreement.

       1.4 "HIGH DENSITY 1T-SRAM MEMORIES" means products expressly identified as "High Density 1T-SRAM Memories" in a Manufacturer's Agreement between MoSys and the third party integrated circuit manufacturer and which are listed in the attached EXHIBIT A as well as Prototype 1T-SRAM Memories as listed in the attached EXHIBIT B. The Parties currently plan that the High Density 1T-SRAM Memories will include stand alone memory integrated circuits, which are expected to use the MoSys 1T-SRAM technology.

       1.5 "MANUFACTURER'S AGREEMENT" means a confidential written agreement that expressly refers to this Agreement by the names of the Parties and the Effective Date and title set forth above, that is executed by MoSys and the applicable third party integrated circuit manufacturer, and that expressly covers integrated circuit products that use MoSys's 1T-SRAM technology that may be sold to Nintendo for use in the Dolphin Product.

       1.6 "MOSYS INTELLECTUAL PROPERTY" means any and all know-how, technical information, trade secrets, patents and patent applications owned or controlled by MoSys (a partial list of which is attached in EXHIBIT C), which
(i) MoSys has the right to license, relating to memory architecture, protocol and circuit implementation, and which (ii) are incorporated in the High Density 1T-SRAM Memory by MoSys. The term "MoSys Intellectual Property" does not include any and all know-how, technical information, trade secrets and circuit implementation which is (a) in the public domain, (b) known generally by persons skilled in the art, (d) already in the rightful possession of Nintendo, (d) hereafter becomes available for use without license, (e) owned or controlled by others, including but not limited to which relating to generic DRAM processes, memory cells, capacitor fabrication and memory operations, (f) hereafter becomes rightfully known to Nintendo without restriction or (g) subsequently developed independently by employees of Nintendo without access to the High Density 1T-SRAM Memory.

       1.7 "PER UNIT ROYALTY" means the per unit royalty payable by an Authorized Manufacturer to MoSys under a Manufacturer's Agreement for the sale of a High Density 1T-SRAM Memory to Nintendo and which is identified in such agreement as a royalty that will be waived by MoSys for sales to Nintendo of High Density 1T-SRAM Memories used in the Dolphin Product. Per Unit Royalty shall not include any up front or other lump sum license fees, any costs, expenses, duties, tariffs or taxes, or any non-recurring charges or any other amounts associated with the development of any products, which the Parties contemplate will be charged to and paid by any Authorized Manufacturer.


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       1.8    "PROTOTYPE DEVELOPMENT FEES" means the Fees payable by Nintendo to
MoSys under this Agreement for the development of the Prototype 1T-SRAM Memory integrated circuits.

       1.9 "PROTOTYPE 1T-SRAM MEMORIES" means the prototype high-density, 1T-SRAM memory integrated circuit developed by MoSys on behalf of Nintendo which is included in the attached EXHIBIT B. It is contemplated that [omitted pursuant to a request for confidential treatment and filed with the SEC] units of the Prototype 1T-SRAM Memories will be manufactured for Nintendo, provided, however, that Nintendo may request a reasonable number of additional units be manufactured as mutually agreed by the parties.

       1.10 "PURCHASE PRICE" means the gross sales amount invoiced or otherwise charged to Nintendo by an Authorized Manufacturer for the purchase or other disposition of a High Density 1T-SRAM Memory in finished and packaged form in a fully arms length transaction, excluding import, export, value added, excise and sales taxes, customs duties, and tariffs actually paid. In the event that a High Density 1T-SRAM Memory is bundled with other products or otherwise sold or disposed of under circumstances which might indicate that the transaction was on other than a fully arms length basis, the Purchase Price shall, upon MoSys's request, mean the fair market value of the High Density 1T-SRAM Memory. Such fair market value shall be determined by looking at the arms length sales to third parties of similar MoSys products, or if such arms length sales do not appear to provide a reasonable basis for the fair market value, the arms length sales to third parties of similar MoSys and other products.

       1.11 "QUARTER" means a period of three (3) consecutive calendar months which period commences upon either January 1, April 1, July 1, or October 1.

       1.12 "TERM" means the initial term and any renewal term under Section 6 below.

SECTION 2.    LICENSE; PRODUCT PURCHASES

       2.1 AVAILABILITY OF PRODUCTS. MoSys is currently in discussions with potential Authorized Manufacturers concerning the possible development, manufacture, and sale of High Density 1T-SRAM Memories, but definitive agreements have not yet been reached and High Density 1T-SRAM Memories have not yet been developed. It is understood and agreed that Nintendo's ability to obtain High Density 1T-SRAM Memories is contingent upon availability from MoSys's Authorized Manufacturers and because availability is anticipated as being only through such third parties, the design, performance, and availability of High Density 1T-SRAM Memories may not be in MoSys's sole control. In light of the foregoing, but subject to the last sentence in this Section 2.1, this Agreement is not intended to obligate MoSys to sell, make available, or continue to make available to Nintendo, or obligate Nintendo to purchase, any High Density 1T-SRAM Memories. Rather, this Agreement is intended to establish the Fees to be paid to MoSys by Nintendo for High Density 1T-SRAM Memories used in the Dolphin Product only to the extent the High Density 1T-SRAM Memories become and remain available through such Authorized Manufacturers. EXHIBIT A hereto may be amended to add High Density 1T-SRAM Memories only by mutual written agreement of both Parties and shall list the Authorized Manufacturers that are authorized by MoSys to supply each High Density 1T-SRAM Memory. It is acknowledged that this Agreement does not prevent the High Density 1T-SRAM Memories from being modified, changed, or discontinued at any time, provided, however, that MoSys shall deliver to Nintendo prior written


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notice of any such modification, change or intent to discontinue.
Notwithstanding the foregoing, in the event definitive agreements are executed and High Density 1T-SRAM Memories are developed, all applicable terms and conditions of this Agreement shall apply to and govern the relationship between Nintendo and MoSys.

       2.2 LICENSE; PURCHASE OF PRODUCTS. Subject to the terms and conditions of this Agreement and acceptance of the High Density 1T-SRAM Memory from MoSys, MoSys grants Nintendo as a preferred customer a royalty-bearing, world-wide license to have manufactured by an Authorized Manufacturer, use, sell, and distribute the High Density 1T-SRAM Memory acquired from and manufactured by any Authorized Manufacturer. Nintendo shall also have the right to inform any Authorized Manufacturer of the terms of this Agreement governing the waiver of payment of Per Unit Royalties by any Authorized Manufacturer and the payment of Fees by Nintendo in arranging such purchases. MoSys will confirm to the Authorized Manufacturers these terms and will waive the obligation of Authorized Manufacturers to pay Per Unit Royalties to MoSys under Manufacturers' Agreements solely as follows. MoSys will waive each Authorized Manufacturer's obligation to pay Per Unit Royalties to MoSys under a Manufacturer's Agreement for each authorized sale by the Authorized Manufacturer to Nintendo of a High Density 1T-SRAM Memory that is used by Nintendo in the Dolphin Product; provided that MoSys has received from Nintendo payment of the applicable Fees in accordance with Section 3 below. Nintendo shall not request the waiver for, and the waiver shall not apply to, any High Density 1T-SRAM Memories that are not incorporated into the Dolphin Product. The waiver will be made in accordance with the terms of the applicable Manufacturer's Agreement.

       2.3 DEVELOPMENT OF PROTOTYPE 1T-SRAM MEMORIES. MoSys deems Nintendo a preferred customer and therefore agrees to develop on behalf of Nintendo the Prototype 1T-SRAM Memories according to the specifications in the attached EXHIBIT B. Upon timely completion of the Prototype 1T-SRAM Memories, MoSys shall use commercially reasonable efforts to promptly deliver the Prototype 1T-SRAM Memories to Nintendo along with associated design specifications and application documents and further grants Nintendo the right to have the Prototype 1T-SRAM Memories manufactured by an Authorized Manufacturer of Nintendo's choice in accordance with the terms of the applicable Manufacturer's Agreement.

       2.4 NO OTHER RIGHTS. Except as expressly granted herein, nothing in this Agreement grants to Nintendo any right or license to manufacture or to have manufactured the High Density 1T-SRAM Memories or any right or license under any intellectual property or proprietary rights of MoSys, whether by reliance, implication, estoppel or otherwise. Nintendo shall not exercise its rights under this Agreement in any manner, or take any other action, which adversely affects MoSys's rights in and to the High Density 1T-SRAM Memories. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO MOSYS. It is understood and agreed that MoSys may in its sole discretion determine the terms and conditions to which it wishes to agree in each Manufacturer's Agreement and that MoSys shall have no obligations or responsibility to Nintendo to obtain any particular terms or conditions, except that any manufacture or production of High Density 1T-SRAM Memories shall meet the specifications set forth in the attached EXHIBIT B. It is also understood and agreed that the actual price between Nintendo and the Authorized Manufacturer for the purchase of High Density 1T-SRAM Memories is not under MoSys's control and that MoSys shall have no obligations, responsibility or liability concerning such price. Except as expressly granted herein, nothing in this Agreement grants to MoSys any right or license under any intellectual


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property or proprietary rights of Nintendo, whether by reliance, implication, estoppel or otherwise. MoSys shall not exercise its rights under this Agreement in any manner, or take any other action, which adversely affects Nintendo's rights in and to the Dolphin Product. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO NINTENDO.

       2.5 EXCLUSIVITY. [omitted pursuant to a request for confidential treatment and filed with the SEC].

SECTION 3     COMPENSATION TO MOSYS

       3.1 PRODUCT FEES. In consideration of the preferred rights provided to Nintendo hereunder, Nintendo shall pay to MoSys the negotiated Fee in the amount set forth below for each High Density 1T-SRAM Memory for which Nintendo would like MoSys to waive the Authorized Manufacturer's Per Unit Royalty in accordance with Section 2.2 above:

       (a) [omitted pursuant to a request for confidential treatment and filed with the SEC] of the Purchase Price for each of the first [omitted pursuant to a request for confidential treatment and filed with the SEC] units of High Density 1T-SRAM Memory obtained from an Authorized Manufacturer; and

       (b) [omitted pursuant to a request for confidential treatment and filed with the SEC] of the Purchase Price for each High Density 1T-SRAM Memory obtained from an Authorized Manufacturer in excess of such first [omitted pursuant to a request for confidential treatment and filed with the SEC] units.

In the event any High Density 1T-SRAM Memories as delivered are not accepted by Nintendo or are otherwise rejected due to defects or other performance problems and such High Density 1T-SRAM Memories are returned to any Authorized Manufacturer, Nintendo shall be entitled and have the right to deduct from and set off against any amounts payable by Nintendo under this Agreement any amounts owed by Nintendo to MoSys for such High Density 1T-SRAM Memories as described in this Section 3.

       3.2 PROTOTYPE DEVELOPMENT FEES. In consideration of the development and delivery to Nintendo of the Prototype 1T-SRAM Memories, Nintendo shall pay to MoSys the negotiated Fee of [omitted pursuant to a request for confidential treatment and filed with the SEC] as set forth in EXHIBIT B.

       3.3 PAYMENT. Unless otherwise specified, all Fees (except Prototype Development Fees) shall be due and paid no later than [omitted pursuant to a request for confidential treatment and filed with the SEC] after the end of the Quarter during which any High Density 1T-SRAM Memories were obtained from an Authorized Manufacturer. All payments shall be calculated and made in United States Dollars by wire transfer to:


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                  Chiao Tung Bank
                  Silicon Valley Branch
                  333 West San Carlos St., Suite 100
                  San Jose, CA 95110, U.S.A.
                  Tel: +1 (408) 283-1888
                  Account Name: MoSys, Inc.
                  Account No.: 001-600642
                  Routing No.: 1211-41754

with notification to:

                  Chief Financial Officer
                  MoSys, Inc.
                  1020 Stewart Drive
                  Sunnyvale, CA 94086, U.S.A.
                  Tel: +1 (408) 731-1814
                  Fax: +1 (408) 731-1893

unless otherwise specified in writing by MoSys. All notifications to MoSys shall be accompanied by a written report from Nintendo showing the number of and actual Purchase Price for each High Density 1T-SRAM Memory to which the payment applies as well as the total number of each High Density 1T-SRAM Memory obtained from each Authorized Manufacturer as of the date of the report.

       3.4 TAXES. Any and all Fees payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Products (other than taxes on the net income of MoSys), and Nintendo shall bear all such taxes and duties. When MoSys has a current or subsequent legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Nintendo's invoice and paid by Nintendo, unless Nintendo provides MoSys with a valid tax exemption certificate authorized by the appropriate taxing authority. All payments by Nintendo specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to MoSys shall be the sole responsibility of Nintendo. If any applicable law requires Nintendo to withhold amounts from any payments to MoSys hereunder, (i) Nintendo shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish MoSys with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Nintendo upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, MoSys receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount MoSys would have received and retained in the absence of such required deduction or withholding. In the event that MoSys receives a reduction in tax due or rebate from any tax authority directly due to the amount withholding tax paid by Nintendo, it will promptly reimburse Nintendo such amount that it has had reduced or received from the tax authority. Upon request, MoSys shall promptly provide Nintendo, with a copy of all its relevant tax documents and filings as authorized by the appropriate tax authority or authorities. For purposes of this Section 3.4, the parties acknowledge that Nintendo intends to take delivery of all High Density 1T-SRAM Memories and other related products in


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Japan. When and if applicable, MoSys shall timely execute and deliver to NCL, a tax form in the form which is attached hereto as EXHIBIT D.

       3.5 LATE PAYMENT. Any payments due under this Agreement which are not paid when due shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional three percent (3%), calculated on the number of days such payment is delinquent. This Section 3.5 shall in no way limit any other remedies available to any Party. In the event that Fees are not timely paid under this Agreement, MoSys shall have no obligation to waive the applicable Per Unit Royalties of the Authorized Manufacturer. In the event that MoSys elects not to waive the Per Unit Royalties it shall notify Nintendo of this fact.

       3.6 AUDIT RIGHTS. MoSys grants to Nintendo and Nintendo shall have the right to review and audit any draft and/or final version of any Manufacturer's Agreement between MoSys and any Authorized Manufacturer. In addition, Nintendo and MoSys each agree to make and to maintain until the expiration of three (3) years after the year to which such records pertain, sufficient books, records and accounts regarding, with respect to Nintendo, its purchase and other activities in order to calculate and confirm its payment, and with respect to both Parties, each of their respective confidentiality and other obligations hereunder. Nintendo and MoSys will each have the right, at its own expense and not more than once in any calendar year, to have an independent certified public accountant, or other reasonably acceptable professional, inspect, upon reasonable notice and during regular business hours, Nintendo's or MoSys's relevant records and practices to verify, with respect to Nintendo, the accuracy of Fees paid and compliance with its payment obligations, and with respect to both Parties, each of their respective confidentiality and other obligations under the terms of this Agreement. If any such examination discloses a shortfall in the Fees paid to MoSys hereunder or other non-compliance by either Party with this Agreement, Nintendo shall reimburse MoSys for the full amount of any such shortfall and Nintendo or MoSys shall have the right to repeat the examination in the applicable calendar year. If the amount of underpayment for any period is more than five percent (5%) Nintendo shall pay MoSys's actual out-of-pocket costs (including without limitation attorneys' fees and fees paid to the auditor) of performing the audit with respect to such period.

SECTION 4     PROPRIETARY NOTICES AND MARKETING

       4.1 PROPRIETARY NOTICES. Nintendo shall not remove any trademark, trade name, mask work notice, patent marking or other proprietary notice from the High Density 1T-SRAM Memories. As reasonably requested by MoSys, Nintendo further agrees to apply all applicable mask work, patent, copyright and other proprietary notices in order to fully preserve and protect MoSys's rights and remedies under applicable laws.

       4.2 PUBLIC ANNOUNCEMENTS. After execution of this Agreement by both Parties, MoSys and Nintendo will issue a mutually agreed-upon joint public announcement stating that MoSys's proprietary embedded 1T-SRAM technology has been selected by Nintendo as the memory in the graphics chip in the Dolphin Product. At a mutually agreed later date, contemplated to be no later than the second Quarter of 2000, MoSys and Nintendo will issue a mutually agreed-upon joint public announcement stating that Nintendo has selected MoSys's ultra-high density 1T-SRAM discrete memory devices for use in the Dolphin Product in addition to the embedded 1T-SRAM memory.


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Each Party shall use diligent good faith efforts to promptly mutually agree to such public announcements, and neither will unreasonably withhold its agreement to a public announcement concerning the foregoing that is proposed by the other.

SECTION 5     CONFIDENTIALITY

       5.1 OBLIGATIONS. The parties have entered into a separate non-disclosure agreement dated March 23, 1999, and hereby acknowledge and agree that such confidentiality agreement shall govern and control all confidential information of the Parties, including maintaining confidential the existence of and the terms and conditions of this Agreement except as specifically set forth herein or until otherwise agreed to in writing by the Parties.

SECTION 6     TERM AND TERMINATION

       6.1 TERM. This Agreement shall remain in effect until December 31, 2006, from the Effective Date unless earlier terminated as provided below. This Agreement may be renewed thereafter for additional one (1) year terms only by mutual written agreement of both Parties.

       6.2 TERMINATION FOR BREACH. In the event of a material breach by either Party, the non-breaching Party shall be entitled to give the breaching Party written notice of such breach. If the breaching Party has not cured such breach within thirty (30) days after receipt of such notice, the non-breaching Party shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement by giving notice thereof to the other Party which shall take effect immediately.

       6.3 TERMINATION BY MOSYS. This Agreement may be terminated at any time by MoSys by providing written notice to Nintendo in the event of a good faith disagreement regarding the determination of the Purchase Price as set forth in
Section 1.10, which disagreement is not resolved after: (a) thirty (30) days from the date on which both Parties become aware of the disagreement and are unable to resolve any disagreement by mutual consent; and (b) if the Parties are unable to resolve such disagreement, the matter will be submitted to an independent arbitrator acceptable to both Parties who will review materials from both Parties and issue a written decision which will be binding on both Parties.

       6.4 TERMINATION BY NINTENDO. This Agreement may be terminated at any time by Nintendo by providing written notice to MoSys in the event of a disagreement regarding the design quality of the High Density 1T-SRAM Memories, which disagreement is not resolved after: (a) thirty (30) days from the date on which both Parties become aware of the disagreement and are unable to resolve any disagreement by mutual consent; and (b) if the Parties are unable to resolve such disagreement, the matter will be submitted to an independent arbitrator acceptable to both Parties who will review materials from both Parties and issue a written decision which will be binding on both Parties.

       6.5 EFFECT OF TERMINATION OR EXPIRATION. Upon termination or expiration of this Agreement for any reason, the rights granted under this Agreement shall immediately terminate except as expressly set forth in Section
6.6 below. Upon such termination, each Party shall immediately destroy or return to the other Party all tangible items in its possession or control which are proprietary to the delivering Party.


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       6.6    SURVIVAL. The provisions of Section 3, 4.1, 5, 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement for any reason. It is expressly understood and agreed that, notwithstanding anything to the contrary herein, any compensation or payment obligations accruing under Section 3 above prior to termination, shall continue unaffected and survive termination of this Agreement for any reason.

SECTION 7     CUSTOMER SUPPORT, WARRANTIES AND INDEMNIFICATION

       7.1 GENERAL. Except as provided in this Agreement and this Section 7, Nintendo shall be solely responsible for obtaining desired warranties and indemnification directly from the applicable Authorized Manufacturer rather than from MoSys. Except for warranties and indemnification so obtained, Nintendo shall be solely responsible for the representations and warranties that it provides with respect to the High Density 1T-SRAM Memories. MoSys shall have no obligation to honor any such representations or warranties, and Nintendo agrees to expressly disclaim on MoSys's behalf any and all warranties, whether express, implied, statutory or otherwise. Except for support and maintenance obtained by Nintendo directly from the Authorized Manufacturer, Nintendo shall be solely responsible for providing support and maintenance to its customers. MoSys's sole obligation, responsibility and liability shall be directly to the Authorized Manufacturer in accordance with the Manufacturer's Agreement

       7.2 MOSYS REPRESENTATIONS AND WARRANTIES. MoSys represents and warrants to Nintendo that as of the Effective Date:

       (a) to the best of MoSys's knowledge, it is the originator and/or rightful owner of the MoSys Intellectual Property and the design information and documentation of the High Density 1T-SRAM Memory provided to Nintendo pursuant to the terms of this Agreement (hereinafter collectively "INFORMATION");

       (b) there are no claims pending or, to the best of MoSys's knowledge, threatened against MoSys, that relate to the Information or the contemplated use of the Information by Nintendo and/or any Authorized Manufacturer under this Agreement;

       (c) it has received no written communication from a third party asserting infringement or alleging infringement of their intellectual property rights regarding 1T-SRAM memory technology which has not been resolved; and

       (d) it has the full right and authority to enter into and perform any and all applicable provisions of this Agreement and that there are no encumbrances or other restrictions that may prevent MoSys or its employees from performing any and all applicable provisions of this Agreement.

       7.3 INFRINGEMENT. Except as expressly provided herein, MoSys disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged intellectual property infringement with respect to the Information provided or otherwise arising out of this Agreement. Except as expressly provided herein, MoSys shall have no liability arising out of any such actual or alleged intellectual property infringement. Each Party, however, will use commercially reasonable efforts to notify the other Party, in writing, of any such infringement claim of which it becomes aware, and Nintendo shall cooperate with MoSys if MoSys desires to intervene


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in any such infringement action by any third party against Nintendo, provided, however, that MoSys shall have no control or right to control the defense of any such infringement action unless it assumes full responsibility and liability for such infringement action.

       7.4 LIMITATION OF CLAIMS. In the event of any claim by a third party for alleged infringement by Nintendo of the third party's intellectual property rights where such claim (i) is caused substantially by the unmodified High Density 1T-SRAM Memories and, (ii) is not associated with standard DRAM operations, processes, design or manufacturing then MoSys shall use its commercially reasonable efforts at MoSys's sole expense to provide assistance, including appropriate documentation and commercially reasonable access to appropriate technical personnel, to Nintendo, in Nintendo's defense against such claim under this provision. If pursuant to such a claim Nintendo is or may become prohibited from using the High Density 1T-SRAM Memories, MoSys shall use commercially reasonable efforts to modify the design of the High Density 1T-SRAM Memories to avoid any infringement without impairing the ability to use the High Density 1T-SRAM Memories as intended. In addition, if pursuant to such a claim Nintendo is or may become prohibited from using the High Density 1T-SRAM Memories, MoSys shall use commercially reasonable efforts to provide assistance, including appropriate documentation and commercially reasonable access to appropriate technical personnel, to Nintendo at rates to be agreed between the Parties to assist Nintendo at Nintendo's sole expense in either replacing the High Density 1T-SRAM Memories with compatible, functionally equivalent non-infringing devices or securing the right to continue using the High Density 1T-SRAM Memories.

       7.5 LIMIT OF LIABILITY. The foregoing states MoSys's sole obligations and entire liability with respect to any claimed infringement of the High Density 1T-SRAM Memories of any intellectual property or other rights of any third party.

       7.6    DISCLAIMERS.

       (a) EXCEPT AS PROVIDED IN THIS AGREEMENT, THE WARRANTIES AND INDEMNIFICATIONS OBTAINED BY NINTENDO DIRECTLY FROM THE AUTHORIZED MANUFACTURER CONTAIN THE ENTIRE LIABILITY AND OBLIGATIONS OF MOSYS, AND THE EXCLUSIVE REMEDY OF NINTENDO AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, MASK WORKS, TRADE SECRETS, COPYRIGHTS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE HIGH DENSITY 1T-SRAM MEMORIES PRODUCED BY THE AUTHORIZED MANUFACTURERS.

       (b) EXCEPT AS PROVIDED IN THIS AGREEMENT, MOSYS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AND NO REPRESENTATIONS OR WARRANTIES SHALL BE MADE ON BEHALF OF MOSYS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND MOSYS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 8     LIMITATION OF LIABILITY

       8.1 EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, MOSYS SHALL HAVE NO OBLIGATION, RESPONSIBILITY OR LIABILITY ARISING OUT OF OR RESULTING FROM THE HIGH DENSITY 1T-SRAM MEMORY OR THE PURCHASE


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OR USE OF HIGH DENSITY 1T-SRAM MEMORIES PRODUCED BY THE AUTHORIZED
MANUFACTURERS. THE TOTAL LIABILITY OF MOSYS ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY NINTENDO TO MOSYS HEREUNDER (AT THE TIME LIABILITY IS DETERMINED AND LIQUIDATED) AND THE LIABILITY RELATING TO SPECIFIC PRODUCT(S) PROVIDED HEREUNDER SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY NINTENDO TO MOSYS FOR SUCH PRODUCT(S) (AT THE TIME LIABILITY IS DETERMINED AND LIQUIDATED). IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR LOSS OF ANTICIPATED PROFITS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

SECTION 9     GENERAL PROVISIONS

       9.1 ASSIGNMENT. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other Party and any such attempted assignment or transfer shall be void; provided, however, that either Party may assign or transfer this Agreement to an affiliate, subsidiary, or a successor to all or substantially all of its business or assets to which this Agreement relates, whether by way of merger, acquisition of stock or assets, or the like, if the assignee agrees in writing to comply with all terms and conditions of this Agreement. Notwithstanding the foregoing, if the assignee is a competitor of MoSys or Sony Computer Entertainment Company or Sega Corporation, then the assignment requires the prior written approval of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

       9.2 NOTICES. All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered or made by certified or registered mail (return receipt requested) or facsimile to the addresses set forth as follows, or such other contact and/or address as is provided by notice as set forth herein.

If to MoSys to:       MoSys, Inc.
                      1020 Stewart Drive
                      Sunnyvale, CA 94086, U.S.A.
                      Attention: Chief Financial Officer
                      Facsimile: 408-731-1893

If to Nintendo to:    Nintendo Co., Ltd.
                      60 Fukuine Kamitakamatsu-cho
                      Higashiyama-ku
                      Kyoto 605-8660, Japan
                      Attention: Genyo Takeda
                      Facsimile: +81 (75) 531-8623

With a copy to:       Nintendo of America Inc.
                      4820 150th Avenue N.E.
                      Redmond, Washington 98052, U.S.A.
                      Attention: Director, Corporate Legal Affairs
                      Facsimile: +1 (425) 882-3585

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

       9.3 EXPORT REGULATIONS. Nintendo understands that MoSys is subject to regulation by the United States government, including, but not limited to, the U.S. Department of Commerce and its other agencies, which prohibit export or diversion of certain technical products and information to certain countries and individuals.

       9.4 GOVERNING LAW. This Agreement, and all disputes arising out of or relating to this Agreement, shall be governed and construed under the laws of the State of Washington, U.S.A, without reference to conflict of laws principles. The United Nations Convention on the International Sale of Goods shall not apply.

       9.5 DISPUTE RESOLUTION. In the event of any dispute, controversy or difference which may arise between the parties hereto out of or in connection with or in relation to this Agreement, or the breach thereof, the parties hereto shall in the first instance do their utmost to settle such dispute, controversy or difference amicably.

       9.6 RELATIONSHIP OF THE PARTIES. The Parties are independent contractors. Nothing in this Agreement shall constitute, nor shall any party represent that there is any relationship of employee and employee, principal and agent, partnership or joint venturers between the parties as a result of this Agreement.

       9.7 SEVERABILITY. If, for any reason, a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible and the remainder of this Agreement will continue in full force and effect if the resulting Agreement effects the original intent of the Parties. The Parties shall negotiate in good faith toward an enforceable substitute provision that most nearly achieves the intent and economic effect of the invalid or unenforceable provision.

       9.8 FORCE MAJEURE. Other than the payment of money, nonperformance of either Party shall be excused to the extent that performance is rendered commercially unreasonable by acts of God, war, fire, flood, riot, power failure, embargo, material shortages, strikes, governmental acts, man-made or natural disasters, earthquakes, inability to obtain labor or materials through its regular sources, failure or limitation of supply, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing Party. The time for performance shall be extended for the time period lost due to the delay.

       9.9 WAIVER. The waiver of, or failure to strictly enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default or the rights of the Party to subsequently require strict performance.

       9.10 HEADINGS. The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

       9.11 ENTIRE AGREEMENT. This Agreement, along with the Exhibits attached hereto, the Non-Disclosure Agreement dated March 23, 1999, and the letter regarding this Agreement signed contemporaneously herewith, which are all incorporated herein by reference, sets forth the entire agreement between the parties and supersedes, merges, and renders void any and all prior and contemporaneous proposals, agreements, and representations between them, whether written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may be changed only by mutual agreement of the parties in writing.

       9.12 FOREIGN CORRUPT PRACTICES ACT. In conformity with the United States Foreign Corrupt Practices Act, neither Party nor any of their respective employees and agents, shall directly or indirectly make any offer, payment, or promise to pay; authorize payment; nor offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist in obtaining, retaining or directing any business.

       9.13   COUNTERPARTS. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by duly authorized representatives on the dates set forth below to be effective as of the Effective Date set forth above.

MONOLITHIC SYSTEM TECHNOLOGY, INC.


Date: _______________                       ___________________________
                                            (Signature)

                                            ___________________________
                                            (Printed Name)

                                            ___________________________
                                            (Title)


                                            NINTENDO CO., LTD.


                                            Date: _____________________
                                            (Signature)

                                            ___________________________
                                            (Printed Name)

                                            ___________________________
                                            (Title)

[Exhibits omitted]


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